                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-17831

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 20, 1996)

                                           Units
                           Smith Barney Holdings Inc.
          Smith Barney S&P 500 Equity Linked Notes due         , 2002
                                   ---------

    Smith Barney Holdings Inc. (the "Company") is offering $          principal
amount of Smith Barney S&P 500 Equity Linked Notes due         , 2002 (the
"Securities"). Each $ principal amount of Securities will be deemed a "Unit" for purposes of trading and transfer. Units will be transferable by the Depositary (as defined below), as more fully described below.

    The Securities are debt securities of the Company, which are being issued in denominations of $ and integral multiples thereof, will bear no periodic
payments of interest and will mature on         , 2002. At maturity, a holder of
a Security will be entitled to receive, with respect to each Security, the principal amount thereof plus an interest payment, if any (the "Supplemental Redemption Amount"), based on the percentage increase, if any, in the S&P 500 Composite Stock Price Index (the "Index") over the Starting Index Value (as defined below). The Supplemental Redemption Amount will in no event be less than zero. The Securities are not redeemable or callable by the Company prior to maturity. At maturity, a holder of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any; however, there will be no other payment of interest, periodic or otherwise.

    The Supplemental Redemption Amount payable with respect to a Security at maturity will equal the product of (A) the principal amount of the applicable Security, (B) the percentage increase from the Starting Index Value to the
Ending Index Value (as defined below), and (C)    %. The Starting Index Value
equals       which was the closing value of the Index on the date the Securities were priced by the Company for initial sale to the public (the "Pricing Date"). The Ending Index Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Index on certain days, or, if certain events occur, the closing value of the Index on a single day prior to the maturity of the Securities. See "Description of Securities--Payment at Maturity" in this Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

    FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT TO BE PAID AT MATURITY, THE CALCULATION AND THE COMPOSITION OF THE INDEX AND CERTAIN TAX CONSEQUENCES TO HOLDERS OF THE SECURITIES, SEE "DESCRIPTION OF SECURITIES," "THE INDEX" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS," RESPECTIVELY, IN THIS PROSPECTUS SUPPLEMENT.

    Ownership of the Securities will be maintained in book-entry form by or through The Depository Trust Company ("DTC" or the "Depositary"). Holders of the Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. See "Description of Securities--Global Securities" in this Prospectus Supplement.

    The Company intends to apply for listing of the Securities on the Chicago Board Options Exchange, Inc. (the "CBOE").
                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        Price to             Underwriting            Proceeds to
                                                         Public              Discount (1)            Company (2)
Per Unit                                                    $                      $                      $
Total                                                       $                      $                      $

  (1) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended.
  (2) Before deduction of expenses payable by the Company.
                                ----------------

    The Securities are offered by the Underwriter named herein, subject to prior sale, when, as, and if accepted by the Underwriter and subject to certain conditions. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Securities in book-entry form will be
made through the facilities of DTC in New York, New York on or about         ,
1997.

    This Prospectus Supplement and the accompanying Prospectus may be used by the Underwriter in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Underwriter may act as principal or agent in such transactions.
                                ----------------
                               Smith Barney Inc.

           , 1997

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE CBOE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    FOR NORTH CAROLINA PURCHASERS: These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner ruled upon the accuracy or adequacy of this Prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

ISSUER...............................  Smith Barney Holdings Inc.

SECURITIES OFFERED...................  Units of Smith Barney S&P 500 Equity Linked Notes due       , 2002. The
                                       Securities are to be issued as a series of Debt Securities under the
                                       Indenture described herein. See "Description of Securities" in this
                                       Prospectus Supplement and in the accompanying Prospectus.

LISTING..............................  The Company intends to apply for listing of the Securities on the CBOE.

DENOMINATIONS........................  A Unit consisting of $  principal amount of Securities and integral multiples thereof.

MATURITY.............................  , 2002.

PAYMENT AT MATURITY..................  At maturity, a holder of a Security will be entitled to receive (i) the principal amount thereof ($  for each Unit), and (ii) the Supplemental
                                       Redemption Amount equal to:

                                Principal Amount X    Ending Index Value-Starting Index Value   X    %
                                                      ---------------------------------------
                                                               Starting Index Value

                                provided, however, that in no event will the Supplemental
                                Redemption Amount be less than zero. The Starting Index
                                Value equals        , which was the closing value of the
                                Index (the "Index Value") on the Pricing Date. The Ending
                                Index Value will equal the average (arithmetic mean) of the
                                Index Values on certain days prior to the maturity of the
                                Securities, or, if a Market Disruption Event (as defined
                                below) occurs, then the Ending Index Value will equal the
                                Index Value on a single day. See "Description of Securities"
                                and "The Index" in this Prospectus Supplement.

INDEX.........................  The Index is published by Standard & Poor's ("S&P") and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the
                                Index is based on the relative value of the aggregate market value of the common stocks of 500 companies at a particular time as compared to the aggregate average market value of
                                the common stocks of 500 similar companies during the base period from the years 1941 through 1943. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to fulfill the above-stated
                                intention of providing an indication of common stock price movement. "Standard & Poor's-Registered Trademark-,"
                                "S&P-Registered Trademark-," "S&P
                                500-Registered Trademark-," and "Standard & Poor's
                                500-Registered Trademark-" are trademarks of The McGraw-Hill
                                Companies, Inc. and have been licensed for use by the
                                Company. See "The Index" in this Prospectus Supplement.

RISK FACTORS..................  Prospective investors should be aware that the Securities are subject to certain special considerations. Investors
                                should be aware that if the Ending Index Value does not
                                exceed the Starting Index Value, holders of the Securities will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the
                                issue date and the maturity date of the Securities exceeded the Starting Index Value. A holder of the Securities may
                                receive no Supplemental Redemption Amount at maturity or a
                                Supplemental Redemption Amount which is below what the
                                Company would pay as interest as of the date hereof if the
                                Company issued non-callable senior debt securities with a
                                similar maturity as that of the Securities. The return of
                                principal of the Securities at maturity and the payment of the Supplemental Redemption Amount may not reflect the full opportunity costs implied by inflation or other factors
                                relating to the time value of money and will not produce the same yield as if the stocks underlying the Index were
                                purchased and held for the same period as the Securities.

                                The Index does not reflect the payment of dividends on the stocks underlying it and, therefore, the yield to the
                                maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period.

                                There can be no assurance as to whether there will be a
                                secondary market in the Securities, that the Underwriter
                                will make a secondary market in the Securities, or, if there were to be such a secondary market, whether such market
                                would be liquid or illiquid. It is expected that any
                                secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of other
                                factors, including, but not limited to, the level of the
                                Index, the volatility of the Index, dividend rates on the
                                stocks underlying the Index, the time remaining to the
                                maturity of the Securities and market interest rates. The
                                value of the Securities prior to maturity is expected to
                                depend on market factors which include, but may not be
                                limited to, those factors listed above. If, however, the
                                Securities are sold prior to the maturity date, the sale
                                price may be at a substantial discount from the amount
                                expected to be payable to the holder upon the maturity of
                                the Securities as a result of, but not limited to, the
                                factors mentioned above. The price at which a holder will be able to sell the Securities prior to maturity may be at a
                                discount, which could be substantial, from the principal
                                amount thereof. The value of the Securities may not
                                necessarily bear a direct relationship to the value of the
                                Index. In addition, the Ending Index Value depends on a
                                number of interrelated factors, including economic,
                                financial and political events, over which the Company has no control.

                                Trading prices of the stocks underlying the Index will be
                                influenced by both the complex and interrelated political, economic, financial and other factors that can affect the
                                capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various
                                circumstances that can influence the values of the

                                underlying stocks in a specific market segment or a
                                particular underlying stock.

                                It is suggested that prospective investors who consider
                                purchasing the Securities should reach an investment
                                decision only after carefully considering the suitability of the Securities in light of their particular circumstances.
                                See "Risk Factors" in this Prospectus Supplement.

                                Investors should also consider the tax consequences of
                                investing in the Securities. See "Certain United States
                                Federal Income Tax Considerations" in this Prospectus
                                Supplement.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE FOLLOWING RISK FACTORS RELATING TO THE SECURITIES.

PAYMENT AT MATURITY

    SUPPLEMENTAL REDEMPTION AMOUNT MAY BE ZERO. Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value, holders of the Securities will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the Pricing Date and the maturity date of the Securities exceeded the Starting Index Value.

    YIELD MAY BE BELOW MARKET INTEREST RATES ON THE PRICING DATE. A holder of the Securities may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the Pricing Date if the Company issued non-callable senior debt securities with a similar maturity as that of the Securities. The return of principal of the Securities at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

    YIELD ON SECURITIES WILL NOT REFLECT DIVIDENDS. The Index does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Index to the maturity of the Securities will not produce the same yield as if such underlying stocks were purchased and held for a similar period. See "Description of Securities" below.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET; VOLATILITY

    The Company intends to apply for listing of the Securities on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Securities, that the Underwriter will make a secondary market in the Securities, or, if there were to be such a secondary market, whether such market would be liquid or illiquid.

    It is expected that any secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the level of the Index, the volatility of the Index, dividend rates on the stocks underlying the Index, the time remaining to the maturity of the Securities and market interest rates. The value of the Securities prior to maturity is expected to depend on market factors which include, but may not be limited to, those factors listed above. If, however, the Securities are sold prior to the maturity date, the sale price may be at a substantial discount from the amount expected to be payable to the holder upon the maturity of the Securities as a result of, but not limited to, the factors mentioned above. The price at which a holder will be able to sell the Securities prior to maturity may be at a discount, which could be substantial, from the principal amount thereof. The value of the Securities may not necessarily bear a direct relationship to the value of the Index. In addition, the Ending Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. See "Description of Securities" and "The Index" below.

RELATIONSHIP OF THE SECURITIES AND THE INDEX

    The historical Index values should not be taken as an indication of the future performance of the Index during the term of the Securities. While the trading prices of the stocks underlying the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will fall or rise. Moreover, the value of the Securities may not necessarily bear a direct relationship to the value of the Index. Trading prices of the stocks underlying the Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

    The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the Index. The policies of S&P with respect to the calculation of the Index could also affect the value of the Index. S&P may discontinue or suspend calculation or dissemination of the Index. Any such actions could affect the value of the Securities. See "The Index" and "Description of Securities-- Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

    Smith Barney Inc., a wholly owned subsidiary of the Company ("Smith Barney"), the Company or their affiliates may from time to time engage in transactions involving the stocks underlying the Index for their proprietary accounts and for other accounts under their management. Smith Barney and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Securities. See "Use of Proceeds and Hedging" below. As a result of the foregoing, as well as its affiliation with the Company, potential conflicts of interest may exist between Smith Barney, in its capacity as the calculation agent (or any successor thereto, the "Calculation Agent"), and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index Values or whether a Market Disruption Event has occurred. See "Description of Securities--Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below. Smith Barney, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the Index Values that the Calculation Agent may be required to make prior to the dissemination of such Index Values. Smith Barney is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

OTHER CONSIDERATIONS

    If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a holder of the Securities may, under Title 11 of the United States Code, be limited to the principal amount of such Securities.

    It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances.

    Investors should also consider the tax consequences of investing in the Securities. See "Certain United States Federal Income Tax Consequences" below.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at December 31, 1996, and as adjusted to give effect to the issuance and sale of the Securities, and the application of the proceeds therefrom to the repayment of short-term borrowings, as if such transactions had occurred on December 31, 1996.

                                                                                           AT DECEMBER 31, 1996
                                                                                         ------------------------
                                                                                               (UNAUDITED)

                                                                                         OUTSTANDING  AS ADJUSTED
                                                                                         -----------  -----------
                                                                                          (DOLLARS IN MILLIONS)
Short-term borrowings..................................................................   $   3,217    $       []
Notes payable..........................................................................          10           10
Long-term debt.........................................................................       2,369            []
Subordinated indebtedness..............................................................         226          226
                                                                                         -----------  -----------
        Total debt.....................................................................   $   5,822    $   5,822
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Stockholder's equity
  Common stock ($.10 par value;
    authorized--1,000 shares;
    issued and outstanding--100 shares)................................................      --           --
Additional paid-in capital.............................................................       1,803        1,803
Retained earnings......................................................................         951          951
Cumulative translation adjustment......................................................           4            4
                                                                                         -----------  -----------
        Total stockholder's equity.....................................................       2,758        2,758
                                                                                         -----------  -----------
Total capitalization...................................................................   $   8,580    $   8,580
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                   NINE MONTHS
                                                                      ENDED                 YEAR ENDED DECEMBER 31,
                                                                  SEPTEMBER 30,    ------------------------------------------
                                                                      1996           1995       1994       1993       1992
                                                                -----------------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............................           1.95           1.71       1.81       2.68       2.06


                                                                  1991
                                                                ---------
Ratio of earnings to fixed charges............................       1.69

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                           DESCRIPTION OF SECURITIES

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE SECURITIES OFFERED HEREIN (REFERRED TO IN THE PROSPECTUS AS THE "OFFERED SECURITIES") SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE SECURITIES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO THEREIN.

GENERAL

    The Securities are a series of debt securities issued under the Indenture described in the accompanying Prospectus. The aggregate number of Units issued
will be limited to           . The Securities will mature on           , 2002
and will be general unsecured obligations of the Company. The Securities will be issued only in fully registered form and in denominations of integral multiples of one Unit. Initially the Securities will be issued in the form of one or more global securities (each, a "Global Security") registered in the name of DTC or its nominee, as described below. The Securities will not be subject to redemption prior to maturity.

    Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Securities and of the Indenture under which the Securities will be issued. For a discussion of certain federal income tax consequences to Holders of the Securities, see "Certain United States Federal Income Tax Consequences below."

INTEREST

    Holders of the Securities will not be entitled to receive periodic payments of interest.

PAYMENT AT MATURITY

    At maturity, a Holder of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value does not exceed the Starting Index Value, a Holder of a Security will be entitled to receive only the principal amount thereof.

    At maturity, a Holder of a Security will be entitled to receive, with respect to each such Security, (i) the principal amount thereof ($ for each Unit) and (ii) the Supplemental Redemption Amount equal in amount to:

Principal Amount X  Ending Index Value - Starting Index Value   X    %
                    -----------------------------------------
                               Starting Index Value

provided, however, that in no event will the Supplemental Redemption Amount be
less than zero. The Starting Index Value equals      , which was the Index Value
on the Pricing Date. The Ending Index Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the Index Values determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the Index Values on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the Index Value on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the Index Value determined on the last scheduled Index Business Day (as defined below) in the Calculation Period, regardless of the occurrences of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the

Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index (as defined below) is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error by the Calculation Agent, shall be conclusive for all purposes and binding on the Company and holders of the Securities.

    The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $15 principal amount of Securities, (ii) the total rate of return to holders of the Securities assuming a 105% participation rate, (iii) the pretax annualized rate of return to holders of Securities, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.81% per annum, as more fully described below).

                                                                                                     PRETAX
                                                                                                ANNUALIZED RATE
                                                                TOTAL RATE        PRETAX          OF RETURN ON
                       HYPOTHETICAL         TOTAL AMOUNT            OF        ANNUALIZED RATE        STOCKS
PERCENTAGE CHANGE         ENDING         PAYABLE AT MATURITY    RETURN ON      OF RETURN ON        UNDERLYING
  OF INDEX VALUE       INDEX VALUE      PER $15.00 PRINCIPAL    THE NOTES      THE NOTES(1)     THE NOTES(1)(2)
------------------  ------------------  ---------------------  ------------  -----------------  ----------------
         -50.0%             401.39            $   15.00               0.00%           0.00%            -11.56%
         -40.0%             481.66            $   15.00               0.00%           0.00%             -8.15%
         -30.0%             561.94            $   15.00               0.00%           0.00%             -5.20%
         -20.0%             642.22            $   15.00               0.00%           0.00%             -2.61%
         -10.0%             722.49            $   15.00               0.00%           0.00%             -0.29%
           0.0%             802.77(3)         $   15.00               0.00%           0.00%              1.81%
          10.0%             883.05            $   16.58              10.50%           2.01%              3.74%
          20.0%             963.32            $   18.15              21.00%           3.85%              5.51%
          30.0%            1043.60            $   19.73              31.50%           5.55%              7.16%
          40.0%            1123.88            $   21.30              42.00%           7.13%              8.70%
          50.0%            1204.16            $   22.88              52.50%           8.62%             10.15%
          60.0%            1284.43            $   24.45              63.00%          10.01%             11.51%
          70.0%            1364.71            $   26.03              73.50%          11.32%             12.80%
          80.0%            1444.99            $   27.60              84.00%          12.57%             14.02%
          90.0%            1525.26            $   29.18              94.50%          13.75%             15.19%
         100.0%            1605.54            $   30.75             105.00%          14.88%             16.30%
         110.0%            1685.82            $   32.33             115.50%          15.95%             17.36%
         120.0%            1766.09            $   33.90             126.00%          16.98%             18.38%

------------------------

(1) The annualized rates of return specified in this table are calculated on a semiannual bond equivalent basis.

(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amount reflecting the relative weight of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the applicable hypothetical Ending Index Value; (iii) a constant dividend yield of 1.81% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the beginning of such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a term for the notes from 02/12/97 to 02/12/02 and (vi) a final Index Value equal to the hypothetical Ending Index Value.

(3) The Starting Index Value. For purposes of this preliminary prospectus, the Starting Index Value is assumed to be the Index Value on February 12, 1997. The actual Starting Index Value will be the Index Value on the Pricing Date.

    The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount (if any) received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index-- Historical Data on the Index."

DISCONTINUANCE OF THE INDEX

    If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then the relevant Index Value shall be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the applicable Calculation Day.

    Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent shall cause written notice thereof to be furnished to the Trustee, to the Company and to the Holders of the Securities within three Business Days of such selection.

    If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any Calculation Day and the Calculation Agent determines that no Successor Index is available at such time, then on such Calculation Day, the Calculation Agent shall determine the Index Value on such Calculation Day. The Index Value shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Calculation Day of each security most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

    If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each Calculation Day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate the Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction or a multiple of what it would have been if it had not been modified (E.G., due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (E.G., as if such split had not occurred).

    "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

        (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, in 100 or more of the securities included in the Index, or

        (ii) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index which are traded on the Chicago Mercantile Exchange or (B) option contracts related to the Index which are traded on the CBOE.

For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

REDEMPTION; DEFEASANCE

    The Securities are not subject to redemption prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Securities--Defeasance."

EVENTS OF DEFAULT AND ACCELERATION

    In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each
$   principal amount thereof, will be equal to: (i) the initial issue price
($   ) plus (ii) a Supplemental Redemption Amount calculated as though the date of early repayment were the maturity date of the Securities. See "Description of Securities--Payment at Maturity" below. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of the holder of a Security may be limited, under Title 11 of the United States Code, to the principal amount of the Security.

    In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date, the Securities shall bear interest, payable upon demand of the
Trustee, at the rate of     % per annum (to the extent that payment of such
interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount is made or duly provided for.

GLOBAL SECURITIES

    Upon issuance, all Securities will be represented by one or more fully registered Global Securities. Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    Payment of the principal of, and any Supplemental Redemption Amount with respect to, Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Securities representing such Securities. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or any Supplemental Redemption Amount in respect of a Global

Security, will credit the accounts of the relevant participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in Global Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If (x) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive certificated form of like
tenor and of an equal aggregate principal amount, in denominations of $   and
integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Securities.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Securities will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                                   THE INDEX

    All disclosure contained in this Prospectus Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by S&P. Neither the Company nor the Underwriter takes any responsibility for the accuracy or completeness of such information.

GENERAL

    The Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of January 30, 1997, the 500 companies included in the Index were divided into 105 individual groups and 11 economic sectors. Financials, Utilities, and Transportation account for 3 of the 11 sectors. The Industrials are broken into 8 sectors -- Basic Materials, Capital Goods, Communication Services, Consumer Cyclicals, Consumer Staples, Energy, Health Care and Technology. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

COMPUTATION OF THE S&P 500 INDEX

    S&P currently computes the Index as of a particular time as follows:

        (1) the Market Value of each Component Stock is determined as of such time;

        (2) the Market Value of all Component Stocks as of such time are aggregated;

        (3) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

        (4) the mean average Market Values of all such common stocks over such base period (as determined under clause (3) above) are aggregated (such aggregate amount being referred to as the "Base Value");

        (5) the aggregate Market Value of all Component Stocks as of such time as determined under clause (2) above) is divided by the Base Value; and

        (6) the resulting quotient (expressed in decimals) is multiplied by ten.

    While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to holders of Securities upon maturity or otherwise.

    S&P adjusts the foregoing formula to negate the effect of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase thereof by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                  New Market Value
                 ------------------
Old Base Value X  Old Market Value  = New Base Value

    The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all Component Stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

HISTORICAL DATA ON THE INDEX

    The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1988, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce the Supplemental Redemption Amount that may be payable to holders of Securities at maturity or otherwise.

            YEAR-END VALUE OF THE INDEX
----------------------------------------------------
  YEAR      CLOSING VALUE     YEAR     CLOSING VALUE
---------  ---------------  ---------  -------------

     1947         15.30          1968       103.86
     1948         15.20          1969        92.06
     1949         16.79          1970        92.15
     1950         20.43          1971       102.09
     1951         23.77          1972       118.05
     1952         26.57          1973        97.55
     1953         24.81          1974        68.56
     1954         35.98          1975        90.19
     1955         45.48          1976       107.46
     1956         46.67          1977        95.10
     1957         39.99          1978        96.11
     1958         55.21          1979       107.94
     1959         59.89          1980       135.76
     1960         58.11          1981       122.55
     1961         71.55          1982       140.64
     1962         63.10          1983       164.93
     1963         75.02          1984       167.24
     1964         84.75          1985       211.28
     1965         92.43          1986       242.17
     1966         80.33          1987       247.08
     1967         96.47          1988       277.72

    The following table sets forth the level of the Index at the end of each month, in the period from January, 1989 through January, 1997. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities.

                                                                          MONTH-END
                                                                        CLOSING LEVEL
                                                                        -------------

1989:
    January...........................................................       297.47
    February..........................................................       288.86
    March.............................................................       294.87
    April.............................................................       309.64
    May...............................................................       320.52
    June..............................................................       317.98
    July..............................................................       346.08
    August............................................................       351.45
    September.........................................................       349.15
    October...........................................................       340.36
    November..........................................................       345.99
    December..........................................................       353.40

1990:
    January...........................................................       329.08
    February..........................................................       331.89
    March.............................................................       339.94
    April.............................................................       330.80
    May...............................................................       361.23
    June..............................................................       358.02
    July..............................................................       356.15
    August............................................................       322.56
    September.........................................................       306.05
    October...........................................................       304.00
    November..........................................................       322.22
    December..........................................................       330.22

                                                                          MONTH-END
                                                                        CLOSING LEVEL
                                                                        -------------
1991:
    January...........................................................       343.93
    February..........................................................       367.07
    March.............................................................       375.22
    April.............................................................       375.35
    May...............................................................       389.83
    June..............................................................       371.16
    July..............................................................       387.81
    August............................................................       395.43
    September.........................................................       387.86
    October...........................................................       392.46
    November..........................................................       375.22
    December..........................................................       417.09

1992:
    January...........................................................       408.79
    February..........................................................       412.70
    March.............................................................       403.69
    April.............................................................       414.95
    May...............................................................       415.35
    June..............................................................       408.14
    July..............................................................       424.21
    August............................................................       414.03
    September.........................................................       417.80
    October...........................................................       418.68
    November..........................................................       431.35
    December..........................................................       435.71

1993:
    January...........................................................       438.78
    February..........................................................       443.38
    March.............................................................       451.67
    April.............................................................       440.19
    May...............................................................       450.19
    June..............................................................       450.53
    July..............................................................       448.13
    August............................................................       463.56
    September.........................................................       458.93
    October...........................................................       467.83
    November..........................................................       461.79
    December..........................................................       466.45

                                                                          MONTH-END
                                                                        CLOSING LEVEL
                                                                        -------------
1994:
    January...........................................................       481.61
    February..........................................................       467.14
    March.............................................................       445.77
    April.............................................................       450.91
    May...............................................................       456.50
    June..............................................................       444.27
    July..............................................................       458.26
    August............................................................       475.49
    September.........................................................       462.69
    October...........................................................       472.35
    November..........................................................       453.69
    December..........................................................       459.27

1995:
    January...........................................................       470.42
    February..........................................................       487.39
    March.............................................................       500.71
    April.............................................................       514.71
    May...............................................................       533.40
    June..............................................................       544.75
    July..............................................................       562.06
    August............................................................       561.88
    September.........................................................       584.41
    October...........................................................       581.50
    November..........................................................       605.37
    December..........................................................       615.93

1996:
    January...........................................................       636.02
    February..........................................................       640.43
    March.............................................................       645.50
    April.............................................................       654.17
    May...............................................................       669.12
    June..............................................................       670.63
    July..............................................................       639.95
    August............................................................       651.99
    September.........................................................       687.31
    October...........................................................       705.27
    November..........................................................       757.02
    December..........................................................       740.74

1997:
    January...........................................................       786.41

    The following graph sets forth the historical performance of the Index at the end of each year from 1947 through 1996. Past movements of the Index are not
necessary indicative of the future Index values. On           , 1997 the closing
level of the Index was       .

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 YEAR END    S&P 500 INDEX
1947                   15.3

1948                   15.2

1949                  16.76

1950                  20.41

1951                  23.77

1952                  26.75

1953                  24.81

1954                  35.98

1955                  45.88

1956                  46.67

1957                  39.99

1958                  55.21

1959                  59.89

1960                  58.11

1961                  71.55

1962                   63.1

1963                  75.02

1964                  84.75

1965                  92.43

1966                  80.33

1967                  96.47

1968                 103.86

1969                  92.06

1970                  92.15

1971                 102.09

1972                 118.05

1973                  97.55

1974                  68.56

1975                  90.19

1976                 107.46

1977                   95.1

1978                  96.11

1979                 107.94

1980                 135.76

1981                 122.55

1982                 140.64

1983                 164.93

1984                 167.24

1985                 211.28

1986                 242.17

1987                 247.08

1988                 277.72

1989                  353.4

1990                 330.22

1991                 417.09

1992                 435.71

1993                 466.45

1994                 459.27

1995                 615.93

1996                 740.74

LICENSE AGREEMENT

    S&P and the Company have entered into a non-exclusive license agreement providing for the license to the Company and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities, including the Securities.

    The license agreement between S&P and the Company provides that the following language must be stated in this Prospectus Supplement:

    "The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the Securities. S&P has no obligation to take the needs of the Company or the holders of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for, and has not participated in, the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

STANDARD & POOR'S ("S&P") DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, SMITH BARNEY, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the following is an accurate summary of the principal U.S. (as defined below) federal income tax considerations that may be relevant to an initial holder of Securities that is a U.S. person (as defined below). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change by legislative, judicial or regulatory action that in some cases may have retroactive effect. This summary deals only with U.S. persons that will hold Securities as capital assets and, except as discussed herein, does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that hold Securities as a part of an integrated investment (including a "straddle") comprised of Securities and one or more other positions, or persons that have a functional currency other than the U.S. dollar.

    As used herein, the term "U.S. person" means a holder of Securities that is
(i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source or, for taxable years beginning after December 31, 1996 (and, if a trustee so elects, for taxable years ending after August 20, 1996), a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust or (v) a person otherwise subject to U.S. federal income taxation on a net basis in respect of such holder's ownership of the Securities. The term "U.S." means the United States of America.

    Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the Securities, including the application of the U.S. federal income tax considerations discussed below to their particular situation, as well as the application of state, local, foreign or other tax laws.

TAX CHARACTERIZATION OF THE SECURITIES

    The Company intends to treat the Securities as indebtedness for U.S. federal income tax purposes. It is possible, however, that the Internal Revenue Service (the "Service") will disagree with this characterization of the Securities. The following discussion assumes that the Securities will be treated as indebtedness for U.S. federal income tax purposes.

TAXATION OF INTEREST ON THE SECURITIES

    Under recently issued Treasury regulations applicable to certain debt instruments issued with "contingent interest" (the "Regulations"), a holder of Securities will be required to include certain amounts in income as interest before receiving the Supplemental Redemption Amount, if any, and the principal amount. These amounts will be determined by utilizing semi-annual compounding, based on the comparable yield set forth in the next paragraph. Investors should consult their tax advisors with respect to the computation of the amounts to be included in income.

    Under the Regulations, the Company is required to determine the comparable yield of the Securities and to construct a projected payment schedule for the Securities. The comparable yield for the Securities is generally the yield (determined as of the issue date of the Securities) at which the Company would issue a debt instrument that did not provide for contingent interest payments and that had terms and conditions similar to the Securities (e.g., the term, level of subordination, timing of payments and general market conditions). Based on these and other factors, the Company has determined that the comparable yield
for the Securities is   % compounded semi-annually. The projected payment
schedule for the Securities consists of the Company's determination (based on the comparable yield of the Securities), as of the issue date of the Securities, of the projected Supplemental Redemption Amount payable at the maturity of the Securities. Based on the foregoing, the Company has determined that a projected
Supplemental Redemption Amount of $    per Unit will be made on the maturity
date of the Securities. The projected payment schedule has been determined solely for U.S. federal income tax purposes (i.e., for the purpose of complying with the Regulations) and is utilized to determine the amount of interest to be included in income annually by the holders. Accordingly, the calculation of the projected payment schedule and the comparable yield is based upon a number of assumptions and estimates and is not a prediction of the actual amount, if any, which may be paid to holders of Securities at maturity or of the actual yield on the Securities.

    A holder of Securities will generally be bound by the Company's projected payment schedule unless the holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Service, and explains to the Service the reason for preparing its own schedule. The Company believes that the projected payment schedule and comparable yield set forth above are reasonable and will therefore be respected by the Service. The Company's determination, however, is not binding on the Service, and it is possible that the Service could conclude that some other projected payment schedule or comparable yield should be used for the Securities.

    If the actual Supplemental Redemption Amount differs from the Company's projected Supplemental Redemption Amount, the difference will result in either a positive or a negative adjustment to the amount includible in a holder's income as interest on the Securities. If the actual Supplemental Redemption Amount exceeds the Company's projected Supplemental Redemption Amount, the excess will be treated as additional interest income for the taxable year in which the Supplemental Redemption Amount is received. If the Company's projected Supplemental Redemption Amount exceeds the actual Supplemental Redemption Amount, the excess will (i) first offset the interest income that would otherwise be includible in a holder's income with respect to the Securities for the taxable year in which the Supplemental Redemption Amount is received and
(ii) then be treated as an ordinary loss by the holder for such taxable year.

INVESTOR ACCRUAL FOR TAX PURPOSES

    Based upon the comparable yield of   % described above, the Supplemental
Redemption Amount is projected to equal $[   ] per Unit. Using the projected
Supplemental Redemption Amount, interest to be accrued by a holder for each Unit would be as follows:

                                                 TOTAL INTEREST DEEMED
                                                  TO HAVE ACCRUED ON
                           INTEREST DEEMED TO    SECURITIES AS OF END
                          ACCRUE DURING ACCRUAL    OF ACCRUAL PERIOD
     ACCRUAL PERIOD         PERIOD (PER UNIT)         (PER UNIT)
------------------------  ---------------------  ---------------------
[                 ]                [    ]                 [    ]

DISPOSITION OF SECURITIES

    If a holder of Securities sells or exchanges Securities in a taxable transaction before the maturity or acceleration of the Securities (a "disposition"), such holder will recognize gain or loss equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Securities. A holder's adjusted tax basis in the Securities generally will be equal to the holder's purchase price for the Securities increased by all amounts previously accrued as interest to the date of disposition. Any gain recognized by such holder on such disposition will be treated as interest income. Any loss recognized by such holder on such disposition first will be treated as an ordinary loss to the extent of all amounts required to be accrued as interest on the Securities pursuant to the rules described above. Any remaining loss will be treated as a capital loss and will be a long-term capital loss if the holder's holding period for the Securities disposed of exceeds one year.

BACKUP WITHHOLDING TAX

    Certain non-corporate U.S. persons may be subject to backup withholding tax at a rate of 31 percent on payments of principal, premium and interest on, and the proceeds of disposition of, the Securities. Backup withholding tax will be imposed only if the holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed to report properly payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding tax for failure to report interest or dividend payments. Holders of Securities should consult their tax advisors regarding their qualification for exemption from backup withholding tax and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding tax imposed on a payment to a holder of Securities will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

TAX-EXEMPT HOLDERS OF THE SECURITIES

    Certain U.S. entities (e.g., certain individual retirement accounts, pension plans and charitable organizations) are generally exempt from U.S. federal income taxation (each, a "Tax-Exempt") and are subject to U.S. federal income tax only with respect to income derived from a trade or business that is unrelated to their exempt activities ("unrelated business taxable income" or "UBTI"). Interest is specifically excluded from the definition of UBTI and, accordingly, a Tax-Exempt generally may receive or accrue interest income without the imposition of U.S. federal income tax. Such exclusion from U.S. federal income tax is not available to the extent the Securities constitute debt-financed property to the Tax-Exempt holder within the meaning of Section 514 of the Internal Revenue Code of 1986, as amended. The Securities will generally constitute debt-financed property to the extent a Tax-Exempt holder borrows to acquire the Securities. The foregoing summary only addresses certain of the tax considerations relating to an investment in the Securities by a Tax-Exempt holder and is not intended to address all of the tax considerations that may be relevant to a Tax-Exempt holder of the Securities. Accordingly, Tax-Exempt holders are urged to consult their tax advisors as to the consequences under U.S. federal, state, local, foreign and other tax laws of purchasing, holding and disposing of the Securities.

                          USE OF PROCEEDS AND HEDGING

    The net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes and, in part, by the Company or one or more of its subsidiaries in connection with hedging the Company's obligations under the Securities. On or prior to the date of this Prospectus Supplement, the Company, through its subsidiaries and others, will hedge its anticipated exposure in connection with the Securities by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual stocks included in the Index, futures contracts on the Index and/or options on such futures contracts. From time to time after the initial offering and prior to the maturity of the Securities, depending on market conditions (including the value of the Index), in connection with hedging with respect to the Securities, the Company expects that it and/or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual stocks included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual stocks. In addition, the Company and/or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in the Securities from time to time and may, in their sole discretion, hold or resell such Securities. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries have a long hedge position in the Index, individual stocks included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying stocks, the Company or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the Securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that such hedging activity will have a material impact on the price of such options, stocks, futures contracts and options on futures contracts or on the value of the Index, there can be no assurance that the Company and its subsidiaries will not affect such prices or value as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

                                  UNDERWRITING

    Smith Barney (the "Underwriter") has agreed, subject to the terms and
conditions of the Terms Agreement dated            , 1997, which incorporates by
reference the Underwriting Agreement Basic Provisions dated October 29, 1993 (collectively, the "Underwriting Agreement"), to purchase from the Company
$        aggregate principal amount of Securities. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Securities if any are purchased.

    The Underwriter has advised the Company that it proposes initially to offer all or part of the Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at
such prices less a concession not in excess of $   per Unit. After the initial
public offering, the public offering price and concession may be changed.

    The Company intends to apply for listing of the Securities on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Securities or, if there were to be such a secondary market, whether such market would be liquid or illiquid. The Securities will be a new issue of securities with no established trading market. The Underwriter intends to make a market in the Securities, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company and/or one or more of its subsidiaries may from time to time purchase or acquire a position in the Securities and may, at its option, hold or resell such Securities. Smith Barney expects to offer and sell previously-issued Securities in the course of its business as a broker-dealer. Smith Barney may act as principal or agent in such transactions. This Prospectus Supplement and the accompanying Prospectus may be used by the Company or any of its subsidiaries, including Smith Barney, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

    Smith Barney, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in distributions of the Securities. Accordingly, the offerings of Securities will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting of securities of an affiliate.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the Securities offered hereby will be passed upon for the Company by A. George Saks, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as special tax counsel to the Company in connection with this offering. Mr. Saks, Vice President and General Counsel of the Company, beneficially owns, or has rights to acquire under Travelers Group Inc. employee benefit plans, an aggregate of less than 1% of the common stock of Travelers Group Inc., the parent of the Company. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time acted as counsel for Travelers Group Inc. and certain of its subsidiaries and may do so in the future. Mr. Kenneth J. Bialkin, a partner in that firm, is a director of Travelers Group Inc., and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the common stock of Travelers Group Inc.

PROSPECTUS

                           SMITH BARNEY HOLDINGS INC.

                                 Debt Securities

                                 ---------------

     Smith Barney Holdings Inc. (the "Company") may offer from time to time its debt securities (the "Securities") at an aggregate initial offering price not expected to exceed $1,000,000,000 (or the equivalent in foreign denominated currencies or composite currencies, based on the applicable exchange rate at the time of offering), on terms to be determined by the Company at the time of sale. When a particular series of Securities is offered (the "Offered Securities"), a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth with respect to such series: the specific designation, aggregate principal amount, maturity, purchase price, denominations, currency, rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any terms of redemption at the option of the Company or the holder, any listing on a securities exchange and any other variable terms.

                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

     The Offered Securities sold by the Company will be sold directly, or through agents designated from time to time, or through underwriters or dealers, which may be a group of underwriters represented by one or more firms. If any agents of the Company or any underwriters are involved in the sale by the Company of Offered Securities, the names of such agents or underwriters and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. The Company may also sell Offered Securities directly to investors on its own behalf. This Prospectus, together with an appropriate Prospectus Supplement, may also be used by Smith Barney Inc. ("Smith Barney"), a subsidiary of the Company, in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions.

December 20, 1996

     No person is authorized to give any information or to make any representation not contained in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Smith Barney. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer of any securities other than the securities to which the Prospectus Supplement relates, or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company or its subsidiaries since the date hereof.

     For North Carolina purchasers: These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner ruled upon the accuracy or adequacy of this Prospectus.

                                 ---------------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Certain of the Company's debt securities are listed on the New York Stock Exchange, Inc. (the "NYSE") and such reports and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                                 ---------------

     The Company has filed with the Commission Registration Statements on Form S-3 under the Securities Act of 1933, as amended (the "Act") with respect to the Securities. For further information with respect to the Company and the Securities, reference is made to the Registration Statements and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Company's Registration Statements, each such statement being qualified in all respects by such reference.

                                 ---------------

     IN CONNECTION WITH THE OFFERING OF CERTAIN OF THE SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

     1. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995.

     2. Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     3. Current Reports of the Company on Form 8-K dated January 16, 1996, January 25, 1996, April 15, 1996, July 15, 1996, August 7, 1996 (filed
          August 7, 1996), August 7, 1996 (filed August 9, 1996), October 7, 1996, October 14, 1996 and November 13, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of Offered Securities hereby and (ii) the date on which Smith Barney ceases offering and selling Offered Securities pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in an accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statements of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013;
Attention: Treasurer; telephone (212) 816-6000.

                                   THE COMPANY

     The Company provides investment banking, asset management, brokerage and other financial services through its wholly owned subsidiaries. Its principal operating subsidiary is Smith Barney, an investment banking, securities trading and brokerage firm that traces its origins back to 1873. As of September 30, 1996, the Company employs approximately 10,430 financial consultants operating out of approximately 450 branch offices.

     The Company is an investment banking and securities trading and brokerage firm serving United States and foreign corporations, governments and institutional and individual investors. Its businesses include securities, options and commodities brokerage for domestic and international institutional and individual clients; underwriting and distribution of securities; arranging for the private placement of securities; assisting in mergers and acquisitions and providing financial advisory services; market making and trading in corporate debt and equity, United States government and agency, mortgage-related and municipal securities and foreign exchange, futures and forward contracts; consumer financing activities; securities lending activities; investment management and advisory services; securities research, and other activities.

     The Company's investment banking services include the underwriting of debt and equity issues for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Frequently, the Company acts as managing underwriter in corporate and public securities offerings. The Company also acts as a private placement agent for various clients and as such helps to place securities for clients with large institutions and other eligible investors. The Company also provides financial advice to investment banking clients on a wide variety of transactions including securities offerings, mergers and acquisitions and corporate restructurings.

     The Company provides discretionary and non-discretionary asset management and consulting services to a wide array of mutual funds and institutional and individual investors, with respect to domestic and foreign equity and debt securities, municipal bonds, money market instruments, and related options and futures contracts. The Company typically receives ongoing fees from its asset management and consulting clients, generally stated as a percentage of the client's assets with respect to which the Company's services are rendered. At September 30, 1996, such client assets in the aggregate exceeded $105 billion.

     The Company is a wholly owned subsidiary of Travelers Group Inc. ("Travelers Group"), a financial services holding company engaged, through its subsidiaries, principally in four business segments: (i) Investment Services (through the Company); (ii) Consumer Finance Services; (iii) Life Insurance Services; and (iv) Property & Casualty Insurance Services. The periodic reports of Travelers Group provide additional business and financial information concerning that company and its consolidated subsidiaries.

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013, telephone (212) 816-6000. The Company was incorporated in Delaware in 1989.

                       RATIO OF EARNINGS TO FIXED CHARGES

                             Nine
                            Months            Year Ended December 31,
                             Ended     --------------------------------------
                            9/30/96    1995    1994     1993     1992    1991
                            -------    ----    ----     ----     ----    ----

Ratio of earnings
  to fixed charges.....      1.95      1.71    1.81     2.68     2.06    1.69

----------

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                                 USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement with respect to the proceeds from the sale of any particular Offered Securities, the Company intends to apply the net proceeds from the sale of Offered Securities for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. In order to fund its investment brokerage business, the Company expects to incur additional indebtedness in the future.

                            DESCRIPTION OF SECURITIES

     The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

     The Securities will be issued under an indenture, between the Company and a trustee, that has been or will be filed as an exhibit to or incorporated by reference in the Registration Statements of which this Prospectus forms a part. Unless otherwise indicated in an accompanying Prospectus Supplement, the Securities will be issued under an Indenture dated as of May 15, 1993, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of September 1, 1993, between the Company and the Trustee and the Second Supplemental Indenture dated as of December 12, 1996, between the Company and the Trustee (the indenture as so supplemented is hereinafter referred to as the "Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, a copy of which has been incorporated by reference or filed as an exhibit to the Registration Statements of which this Prospectus forms a part. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture. Parenthetical section references refer to sections of the Indenture.

General

     The Securities will be unsecured general obligations of the Company. As a holding company, the Company's sources of funds are derived principally from advances and dividends from subsidiaries, certain of which are subject to regulatory considerations, and from sales of assets and investments. The Indenture provides that the Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount, may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company. One or more series of the Securities may be issued with the same or various maturities at par or at a discount.

     Reference is made to the Prospectus Supplement relating to a particular series of Securities for the following terms, where applicable, of the Offered
Securities:

          (1) the designation of the Offered Securities;

          (2) any limit on the aggregate principal amount of the Offered Securities and, if applicable, the method for determining the amount of principal payable at maturity;

          (3) the date or dates on which the principal of, and premium, if any, on the Offered Securities shall be payable, or the method by which such date or dates shall be determined;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, or the method by which such rate or rates shall be determined, the Interest Payment Dates on which such interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date;

          (5) the place or places where the principal of, premium, if any, and interest on the Offered Securities shall be payable;

          (6) if applicable, the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (7) the obligation, if any, of the Company to redeem or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (8) any special provisions relating to the issuance of any Bearer Securities of any series;

          (9) if other than Dollars, the currency of denomination of the Offered Securities, and the currency or currencies in which payment of the principal of, premium, if any, and interest on the Offered Securities will be made;

          (10) any deletions from, modifications of or additions to the Events of Default or covenants of the Company set forth in the Indenture pertaining to the Offered Securities;

          (11) the form of the Offered Securities and Coupons, if any, and if the Offered Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

          (12) whether the Offered Securities shall be issued in whole or in part in global form, including Book-Entry Securities, and the Depositary for such Global Securities; and

          (13) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture (Section 301).

     Under the Indenture, the Company may authorize the issuance and provide the terms of a series of Securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board or any committee of officers or other representatives of the Company duly authorized by the Board of Directors for such purpose. The provisions of the Indenture provide the Company with the ability, in addition to the ability to issue Securities with terms different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and to issue additional Securities of such series.

     The Securities will be issuable as Registered Securities, as Bearer Securities or both. Securities of a series may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the Prospectus Supplement accompanying this Prospectus, Registered Securities denominated in United States dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in United States dollars will be issued only in denominations of $5,000 or any integral multiple thereof (Section 302). The Prospectus Supplement relating to Offered Securities denominated in a foreign or composite currency will specify the denomination thereof (Section 302).

Denominations, Registration and Transfer

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured Coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities or Bearer Securities of the same series (with the same interest rate and maturity date), and Registered Securities of any series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date), of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant Interest Payment Date, such Holder will not be required to surrender the Coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities (Section 305).

     Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for registration of transfer, at the office of any transfer agent or at the office of the Security Registrar. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. All Registered Securities presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Security Registrar duly executed by, the Holder or his attorney duly authorized in writing (Section 305). Bearer Securities will be transferable by delivery.

     Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. As defined in the Indenture, "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof (Sections 101 and 502).

Payment and Paying Agents

     Payment of principal of and premium, if any, on Registered Securities (other than a Global Security) will be made in the designated currency against surrender of such Securities at the principal corporate trust office of the Trustee in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the principal corporate trust office of the Trustee in The City of New York, or by a check mailed to the Holder at such Holder's registered address (Sections 307 and 901).

     Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and such other paying agents as shall be required (Section 902).

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company together with interest accrued thereon, if any, and the Holder of such Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof (Section 903).

Global Securities

     The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series (Section 301 and 303).

     The specific terms of the depository arrangement with respect to a series of Offered Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in any accompanying Prospectus Supplement, the following provisions will apply to any depository arrangements.

     Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as set forth below or in an accompanying Prospectus Supplement, Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for persons that have accounts with DTC ("participants") and facilitates the settlement among participants of securities transactions through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance by the Company of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of participants. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in Global Securities will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Securities.

     So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Securities for all purposes under the Indenture. Except as provided in an accompanying Prospectus Supplement, owners of beneficial interests in Global Securities will not be entitled to have Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of such Securities in certificated form and will not be considered the owners or holders thereof under the Indenture.

Covenants

     Limitations on Liens. The Company has agreed that it will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that each series of Securities issued under the Indenture (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with such Securities and then existing or thereafter created) shall be secured equally and ratably with such Indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary (Section 905).

     Limitations on Mergers and Sales of Assets. The Company may not consolidate or merge with or into any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all its assets to another Person unless (a) the successor Person (if other than the Company) is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and assumes payment of the principal of and interest on the Securities and the performance and the observance of the Indenture and (b) such successor Person (or the Company) shall not, immediately after such merger or consolidation, be in default in the performance of any covenant or condition of the Indenture (Section 701).

     Limitation on Indebtedness of a Subsidiary. As of September 1, 1993, the First Supplemental Indenture, among other things, added a covenant of the Company to the effect that for so long as any Securities are Outstanding, the Company will not permit Smith Barney (Delaware) Inc. (formerly Smith Barney Inc.), one of its Subsidiaries, to incur or suffer to exist any Indebtedness (Section 908).

     Certain Definitions. The term "Indebtedness" means any and all obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such corporation as a liability on the date as of which Indebtedness is to be determined. The term "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year. The term "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. The term "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened (Sections 101 and 905).

     The use of the term "all or substantially all" in Indenture provisions such as the covenant regarding the limitations on mergers and sales of assets has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of Offered Securities.

Modification and Waiver of the Indenture

      Modifications and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Security issued under the Indenture, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the coin or currency in which any Securities or premium, if any, or interest, if any, thereon is payable, or (e) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section
802).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder to evidence a successor to the Company, to add to the Company's covenants or Events of Default, to permit or facilitate Securities to be issued by book-entry or in bearer form or relating to the place of payment thereof, to provide for a successor trustee, to establish forms or terms of Securities, to change or eliminate any provision not adversely affecting any interests of Holders of Outstanding Securities in any material respect or to cure any ambiguity or inconsistency (Section 801).

     The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 906). The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive any past default under the Indenture with respect to Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected (Section 511).

Events of Default

     The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or premium, if any, on any Security of that series at its Maturity; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) any other defaults in the performance, or breach, of any covenant of the Company in the Indenture, continued for 60 days after written notice of such default or breach from the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series; (e) the occurrence of a default in payment of any debt that results from borrowing in excess of $50,000,000, or any interest thereon, for a period longer than the specified period of grace, which default shall have resulted in acceleration of the maturity of such debt without such acceleration having been rescinded after due notice in writing to the Company of such default by the Trustee or by such notice to the Company and the Trustee by Holders of at least 10% of the principal amount of the Outstanding Securities of that series; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Securities of that series (Section 501).

     In accordance with applicable provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), the Trustee is required to give the Holders notice of all defaults known to the Trustee within 90 days after the occurrence thereof, in the manner and to the extent provided by the TIA. The TIA further provides that except in the case of default in the payment of the principal of or interest on any indenture security, or in the payment of any sinking fund or purchase fund installment, the Trustee shall not be required to give such notice if it determines that withholding the notice is in the interests of the indenture security holders.

     If an Event of Default with respect to Outstanding Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502). For information as to waiver of defaults, see "Modification of the Indenture," above. Reference is made to the Prospectus Supplement relating to each series of Offered Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the provisions of the TIA, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section
601). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series (Section 510).

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (Section 907).

Defeasance

     The Indenture provides that, if specified with respect to the Securities of a particular series, the Company (a) shall be discharged from its obligations in respect of the Securities of such series ("defeasance and discharge"), or (b) may cease to comply with the restrictive covenants ("covenant defeasance") in Article Seven (Consolidation, Merger or Sale), Section 905 (Limitations on Liens) and Section 908 (Limitation on Indebtedness of Smith Barney (Delaware) Inc. (formerly Smith Barney Inc.)), and any such omission shall not be an Event of Default with respect to the Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon the Company's delivery of an opinion of counsel that the Holders of the Securities of such series will have no federal income tax consequences as a result of such deposit, and will be taxed in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. Upon such defeasance and discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series and replacement of lost, stolen or mutilated Securities and shall look only to such deposited funds or obligations for payment (Section 403).

Concerning the Trustee

     Citibank, N.A. is the Trustee under the Indenture. The Company and its affiliates have and may from time to time in the future have banking relationships with the Trustee in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly; (iii) through agents; or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to an offering of Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

     If underwriters are used in an offering of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Securities also may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and the terms of any such agency (including any commissions payable by the Company to such agent) will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of Offered Securities, the Company may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Offered Securities among potential purchasers who are eligible to participate in the auction or offering of such Offered Securities, if so described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     The anticipated date of delivery of Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

     This Prospectus together with an applicable Prospectus Supplement may also be used by Smith Barney, a subsidiary of the Company, in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions. Smith Barney has no obligation to make a market in any of the Securities and may discontinue any market-making activities at any time without notice, at its sole discretion. The Securities issued hereunder will be new issues of securities with no established trading market, and no assurance can be made as to the existence or liquidity of a trading market for such Securities.

     Smith Barney, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in distributions of the Offered Securities. Accordingly, the offerings of Offered Securities will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting of securities of an affiliate.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and affiliates of the Company.

                                  ERISA MATTERS

     By virtue of the Company's affiliation with certain of its subsidiaries and certain subsidiaries of Travelers Group, including insurance company subsidiaries and Smith Barney, that provide services to many employee benefit plans, including investment advisory and asset management activities, the Company, Travelers Group and any direct or indirect subsidiary of either of them may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if the Securities are acquired by an employee benefit plan with respect to which the Company, Travelers Group or any direct or indirect subsidiary of either is a party in interest, unless such Securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Securities should consult with its legal counsel.

                                  LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by A. George Saks, Esq., General Counsel of the Company, Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013, or by counsel to be identified in the Prospectus Supplement. Mr. Saks, Executive Vice President, General Counsel and Secretary of Smith Barney, beneficially owns, or has rights to acquire under Travelers Group's employee benefit plans, an aggregate of less than 1% of Travelers Group Common Stock.

     The validity of the Offered Securities will be passed upon for the underwriters or agents by counsel to be identified in the Prospectus Supplement.

                                     EXPERTS

     The consolidated financial statements and financial statement schedules of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN EITHER IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT

Summary........................................        S-3
Risk Factors...................................        S-6
Capitalization.................................        S-8
Ratio of Earnings to Fixed Charges.............        S-8
Description of Securities......................        S-9
The Index......................................       S-13
Certain United States Federal Income Tax
  Considerations...............................       S-20
Use of Proceeds and Hedging....................       S-22
Underwriting...................................       S-23
Experts........................................       S-24
Legal Opinions.................................       S-24


                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          3
The Company....................................          3
Ratio of Earnings to Fixed Charges.............          5
Use of Proceeds................................          5
Description of Securities......................          5
Plan of Distribution...........................         13
ERISA Matters..................................         14
Legal Matters..................................         15
Experts........................................         15

                                          Units
                                  Smith Barney
                                 Holdings Inc.

                              Smith Barney S&P 500
                              Equity Linked Notes
                              due          , 2002

                                      ----

                             PROSPECTUS SUPPLEMENT
                                        , 1997
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 20, 1996)
                                    -------

                               Smith Barney Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------